                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                 -------------

                                    FORM 8-K

                                 CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15 (D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                                March 2, 1994
               Date of report (Date of earliest event reported)



                                MASCOTECH, INC.
               (Exact Name of Registrant as Specified in Charter)


            Delaware                   1-12068           38-2513957
   (State or Other Jurisdiction      (Commission       (IRS Employer
        of Incorporation)            File Number)   Identification No.)


         21001 Van Born Road, Taylor, Michigan                   48180
        (Address of Principal Executive Offices)              (Zip Code)


                                (313) 274-7405
              Registrant's telephone number, including area code

ITEM 5.  OTHER EVENTS

  Registrant is filing herewith the audited consolidated financial statements of the Registrant and subsidiaries as of December 31, 1993 and 1992 and for the three years in the period ended December 31, 1993.

                 FINANCIAL STATEMENTS AS OF DECEMBER 31, 1993
                             AND 1992 AND FOR THE
              THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1993

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
  and Shareholders of MascoTech, Inc.:

     We have audited the accompanying consolidated balance sheet of MascoTech, Inc. and subsidiaries (formerly Masco Industries, Inc.) as of December 31, 1993 and 1992, and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MascoTech, Inc. and subsidiaries as of December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND

Detroit, Michigan
February 24, 1994

                                MASCOTECH, INC.

                           CONSOLIDATED BALANCE SHEET

                           DECEMBER 31, 1993 AND 1992

                                                                      1993              1992
                                                                 --------------    --------------
                                             ASSETS
Current assets:
  Cash and cash investments...................................   $   83,200,000    $   76,000,000
  Receivables.................................................      238,820,000       272,920,000
  Inventories.................................................      140,040,000       222,280,000
  Deferred and refundable income taxes........................       41,780,000        13,990,000
  Prepaid expenses and other assets...........................       52,000,000        47,250,000
                                                                 --------------    --------------
       Total current assets...................................      555,840,000       632,440,000

Equity and other investments in affiliates....................      170,510,000        81,460,000
Property and equipment, net...................................      490,190,000       537,420,000
Excess of cost over net assets of acquired companies..........      439,760,000       479,400,000
Notes receivable and other assets.............................       66,100,000        76,590,000
Net assets of discontinued operations.........................       67,510,000           --
                                                                 --------------    --------------
       Total assets...........................................   $1,789,910,000    $1,807,310,000
                                                                 --------------    --------------
                                                                 --------------    --------------
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................................   $   95,520,000    $  103,620,000
  Accrued liabilities.........................................      103,260,000       117,430,000
  Current portion of long-term debt...........................        2,830,000        64,430,000
                                                                 --------------    --------------
       Total current liabilities..............................      201,610,000       285,480,000

Long-term debt................................................      788,360,000     1,065,390,000
Deferred income taxes and other long-term liabilities.........      132,310,000       103,040,000
                                                                 --------------    --------------
       Total liabilities......................................    1,122,280,000     1,453,910,000
                                                                 --------------    --------------
Shareholders' equity:
  Preferred stock, $1 par: Authorized: 25,000,000;
     Outstanding: 10.8 million in 1993 (liquidation value-$216
     million) and .8 million in 1992 (liquidation value-$77.5
     million).................................................       10,800,000           780,000
  Common stock, $1 par: Authorized: 250,000,000; Outstanding:
     60,510,000 and 59,520,000................................       60,510,000        59,520,000
  Paid-in capital.............................................      367,290,000        84,390,000
  Retained earnings...........................................      232,120,000       202,660,000
  Cumulative translation adjustments..........................       (3,090,000)        6,050,000
                                                                 --------------    --------------
       Total shareholders' equity.............................      667,630,000       353,400,000
                                                                 --------------    --------------
       Total liabilities and shareholders' equity.............   $1,789,910,000    $1,807,310,000
                                                                 --------------    --------------
                                                                 --------------    --------------

   The accompanying notes are an integral part of the consolidated financial statements.

                                MASCOTECH, INC.

                        CONSOLIDATED STATEMENT OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                    1993               1992               1991
                                               ---------------    ---------------    ---------------
Net sales...................................   $ 1,582,880,000    $ 1,455,320,000    $ 1,266,210,000
Cost of sales...............................    (1,257,480,000)    (1,159,050,000)    (1,054,520,000)
                                               ---------------    ---------------    ---------------
       Gross profit.........................       325,400,000        296,270,000        211,690,000
Selling, general and administrative
  expenses..................................      (179,680,000)      (184,430,000)      (168,100,000)
                                               ---------------    ---------------    ---------------
       Operating profit.....................       145,720,000        111,840,000         43,590,000
                                               ---------------    ---------------    ---------------
Other income (expense), net:
  Interest expense, Masco Corporation.......        (6,990,000)        (7,800,000)        (7,800,000)
  Other interest expense....................       (74,370,000)       (78,190,000)      (104,680,000)
  Equity and interest income from
     affiliates.............................        21,000,000         15,750,000         29,390,000
  Gain from change in investment of equity
     affiliates.............................         9,490,000         16,700,000          --
  Gain from disposition of operations.......         --                 --                21,500,000
  Other, net................................        26,330,000          9,950,000          5,530,000
                                               ---------------    ---------------    ---------------
                                                   (24,540,000)       (43,590,000)       (56,060,000)
                                               ---------------    ---------------    ---------------
Income (loss) from continuing operations
  before income taxes (credit) and
  extraordinary loss........................       121,180,000         68,250,000        (12,470,000)
Income taxes (credit).......................        50,290,000         29,210,000         (2,120,000)
                                               ---------------    ---------------    ---------------
Income (loss) from continuing operations
  before extraordinary loss.................        70,890,000         39,040,000        (10,350,000)
Discontinued operations (net of income
  taxes):
       Income (loss) from operations of
          discontinued segment..............         2,630,000           (610,000)         1,380,000
       Loss on disposition..................       (22,270,000)         --                 --
                                               ---------------    ---------------    ---------------
Income (loss) before extraordinary loss.....        51,250,000         38,430,000         (8,970,000)
Extraordinary loss (net of income taxes)....        (3,650,000)         --                 --
                                               ---------------    ---------------    ---------------
       Net income (loss)....................   $    47,600,000    $    38,430,000    $    (8,970,000)
                                               ---------------    ---------------    ---------------
                                               ---------------    ---------------    ---------------
Preferred stock dividends...................   $    14,930,000    $     9,300,000    $     9,600,000
                                               ---------------    ---------------    ---------------
                                               ---------------    ---------------    ---------------
       Earnings (loss) attributable to
          common stock......................   $    32,670,000    $    29,130,000    $   (18,570,000)
                                               ---------------    ---------------    ---------------
                                               ---------------    ---------------    ---------------

                                                                     1993
                                                              -------------------
                                                                         ASSUMING
                                                                           FULL       1992       1991
                                                              PRIMARY    DILUTION    PRIMARY    PRIMARY
                                                              -------    --------    -------    -------
Earnings (loss) per common and common equivalent share:
  Continuing operations....................................    $ .97      $  .91      $ .49      $(.33)
  Discontinued operations:
     Income (loss) from operations of discontinued
       segment.............................................      .05         .04       (.01)       .02
     Loss on disposition...................................     (.39)       *          --         --
                                                              -------    --------    -------    -------
  Income (loss) before extraordinary loss..................      .63         .63        .48       (.31)
  Extraordinary loss.......................................     (.06)       *          --         --
                                                              -------    --------    -------    -------
  Earnings (loss) attributable to common stock.............    $ .57      $  .57      $ .48      $(.31)
                                                              -------    --------    -------    -------
                                                              -------    --------    -------    -------

- -------------------------
* Anti-dilutive

   The accompanying notes are an integral part of the consolidated financial statements.

                                MASCOTECH, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                            1993             1992             1991
                                                        -------------    -------------    -------------
CASH FROM (USED FOR):
  OPERATIONS:
     Net income (loss)...............................   $  47,600,000    $  38,430,000    $  (8,970,000)
     Gain, sale of assets............................        --               --            (21,500,000)
     Gain from change in investment..................      (9,490,000)     (16,700,000)        --
     Depreciation and amortization...................      59,810,000       59,920,000       59,040,000
     Equity earnings, net of dividends...............     (12,000,000)      (5,250,000)      (4,460,000)
     Deferred taxes..................................      15,590,000        3,130,000        3,270,000
     (Decrease) in valuation allowance for marketable
       securities....................................        --               --            (13,730,000)
     (Increase) decrease in receivables..............      (5,900,000)     (23,930,000)       9,780,000
     (Increase) decrease in inventories..............      (2,990,000)      (2,920,000)      25,120,000
     (Increase) decrease in prepaid expenses.........     (11,650,000)       4,010,000       (4,470,000)
      Decrease  in accounts payable and accrued
       liabilities...................................      (5,900,000)     (12,930,000)        (530,000)
     Other, net, including extraordinary loss........       8,180,000       13,540,000        2,950,000
     Discontinued operations, net....................      16,700,000          830,000       (3,340,000)
                                                        -------------    -------------    -------------
       Net cash from operating activities............      99,950,000       58,130,000       43,160,000
                                                        -------------    -------------    -------------
  FINANCING:
     Increase in debt................................        --             11,670,000       14,720,000
     Payment or repurchase of debt...................    (150,020,000)    (135,490,000)    (122,430,000)
     Issuance of preferred stock.....................     209,520,000         --               --
     Retirement of preferred stock...................    (100,000,000)        --               --
     Payment of dividends............................     (16,020,000)      (9,300,000)      (7,280,000)
     Other, net......................................       3,770,000       (2,240,000)        --
                                                        -------------    -------------    -------------
       Net cash used for financing activities........     (52,750,000)    (135,360,000)    (114,990,000)
                                                        -------------    -------------    -------------
  INVESTMENTS:
     Cash received from redemption of TriMas
       subordinated debentures.......................        --             88,000,000       40,000,000
     Cash paid Masco Corporation.....................     (87,500,000)        --               --
     Cash received from dispositions:
       Energy-related segment........................      93,450,000         --               --
       Masco Capital.................................        --               --             49,450,000
       Other operations..............................        --               --             52,110,000
     Masco Capital distributions, net................        --               --             21,220,000
     Capital expenditures............................     (59,540,000)     (60,000,000)     (48,630,000)
     Decrease in marketable securities, net..........       2,980,000        3,150,000       26,190,000
     Other, net......................................      10,610,000        4,130,000        7,050,000
                                                        -------------    -------------    -------------
       Net cash (used for) from investing
          activities.................................     (40,000,000)      35,280,000      147,390,000
                                                        -------------    -------------    -------------
CASH AND CASH INVESTMENTS:
  Increase (decrease) for the year...................       7,200,000      (41,950,000)      75,560,000
  At January 1.......................................      76,000,000      117,950,000       42,390,000
                                                        -------------    -------------    -------------
       At December 31................................   $  83,200,000    $  76,000,000    $ 117,950,000
                                                        -------------    -------------    -------------
                                                        -------------    -------------    -------------

   The accompanying notes are an integral part of the consolidated financial statements.

                                MASCOTECH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ACCOUNTING POLICIES:

     Principles of Consolidation. The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. All significant intercompany transactions have been eliminated. Corporations that are 20 to 50 percent owned are accounted for by the equity method of accounting. Capital transactions by equity affiliates at amounts differing from the Company's carrying amount are reflected in other income or expense and the investment in affiliates account.

     Certain amounts for the years ended December 31, 1992 and 1991 have been reclassified to conform to the presentation adopted in 1993. The statements of income and cash flows for 1993, 1992 and 1991 and related notes have been reclassified to present the Energy-related segment as discontinued operations. In addition, the balance sheet as of December 31, 1993 reflects the Energy-related segment as discontinued operations (see "Discontinued Operations" note). The balance sheet as of December 31, 1992 has not been reclassified for discontinued operations. Effective June 23, 1993 the Company changed its name to MascoTech, Inc. from Masco Industries, Inc.

     The Company has a corporate services agreement with Masco Corporation, which at December 31, 1993 owned approximately 42 percent of the Company's Common Stock. Under the terms of the agreement, the Company pays fees to Masco Corporation for various corporate staff support and administrative services, research and development and facilities. Such fees, which are determined principally as a percentage of net sales, including net sales related to discontinued operations, aggregated approximately $11 million in each of 1993, 1992 and 1991.

     Cash and Cash Investments. The Company considers all highly liquid debt instruments with an initial maturity of three months or less to be cash and cash investments. The carrying amount reported in the balance sheet for cash and cash investments approximates fair value. At December 31, 1993, the Company has $33 million on deposit with a German bank that is subject to currency exchange rate fluctuations.

     Receivables. Receivables are presented net of allowances for doubtful accounts of $5.1 million and $7.2 million at December 31, 1993 and 1992, respectively.

     Inventories. Inventories are stated at the lower of cost or net realizable value, with cost determined principally by use of the first-in, first-out method.

     Property and Equipment, Net. Property and equipment additions, including significant betterments, are recorded at cost. Upon retirement or disposal of property and equipment, the cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in income. Repair and maintenance costs are charged to expense as incurred.

     Depreciation and Amortization. Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets. Annual depreciation rates are as follows: buildings and land improvements, 2 1/2 to 10 percent, and machinery and equipment, 6 2/3 to 33 1/3 percent. Deferred financing costs are amortized over the lives of the related debt securities. The excess of cost over net assets of acquired companies is amortized using the straight-line method over the period estimated to be benefitted, not exceeding 40 years. At each balance sheet date management assesses whether there has been a permanent impairment of the excess of cost over net assets of acquired companies by comparing anticipated undiscounted future cash flows from operating activities with the carrying amount of the excess of cost over net assets of acquired companies. The factors considered by management in performing this assessment include current operating results, business prospects, market trends, potential product obsolescence, competitive activities and other economic factors. Based on this assessment there was no permanent impairment related to excess of cost over net assets of acquired companies at December 31, 1993.

     At December 31, 1993 and 1992, accumulated amortization of the excess of cost over net assets of acquired companies and patents was $98.4 million and $105.1 million, respectively. Amortization expense was

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

$22.2 million, $22.8 million and $21.2 million in 1993, 1992 and 1991, respectively, including amortization expense of approximately $1.6 million in each year related to discontinued operations.

     Income Taxes. In January, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes." SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS No. 109 generally allows consideration of all expected future events other than enactments of changes in the tax law or tax rates. Previously, the Company used the SFAS No. 96 asset and liability approach that gave no recognition to future events other than the recovery of assets and settlement of liabilities at their carrying amounts. There was no income statement impact from the adoption of SFAS No. 109 and the required balance sheet reclassification was immaterial. Provision is made for U.S. income taxes on the undistributed earnings of foreign subsidiaries unless such earnings are considered permanently reinvested.

     Earnings (Loss) Per Common Share. Primary earnings (loss) per common share are based on the weighted average number of shares of common stock and common stock equivalents outstanding (including the dilutive effect of options and warrants, utilizing the treasury stock method) of 57.4 million, 60.9 million and 59.7 million in 1993, 1992 and 1991, respectively, and earnings (loss) after deducting preferred stock dividends of $14.9 million, $9.3 million and $9.6 million in 1993, 1992 and 1991, respectively.

     Fully diluted earnings (loss) per common share are only presented when the assumed conversion of convertible debentures is dilutive. Fully diluted earnings per share in 1993 were calculated based on 68.8 million weighted average common shares outstanding. Convertible securities did not have a dilutive effect on earnings (loss) in 1992 or 1991. The shares of Dividend Enhanced Convertible Stock-DECSSM (the "DECS") issued in 1993 (see "Shareholders' Equity" note) are common stock equivalents, but are not included in the calculation of primary or fully diluted shares outstanding as such inclusion would be anti-dilutive.

     In late 1993, approximately 10.4 million shares were issued as a result of the conversion of the 6% Convertible Subordinated Debentures (see "Shareholders' Equity" note). If such conversion had taken place at the beginning of 1993, the primary earnings per common and common equivalent share amounts would have approximated the amounts presented for earnings per common and common equivalent share, assuming full dilution, for the year ended December 31, 1993.

     Adoption of Statements of Financial Accounting Standards. The Company expects that the adoption of Statements of Financial Accounting Standards ("SFAS") No. 112 "Employers' Accounting for Postemployment Benefits", SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" and SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" will not have a material impact on the financial position or the results of operations of the Company when adopted in 1994 and 1995.

SUPPLEMENTARY CASH FLOWS INFORMATION:

     Significant transactions not affecting cash were: in 1993: in addition to the payment by the Company of $87.5 million, the non-cash portion of the issuance of Company Preferred Stock and warrants in exchange for Company Common Stock, Company Preferred Stock and Masco Corporation's holdings of Emco Limited common stock and convertible debentures (see "Shareholders' Equity" note); conversion of $187 million of convertible debentures into Company Common Stock (see "Shareholders' Equity" note); and conversion of the Company's TriMas Corporation ("TriMas") convertible preferred stock holdings into TriMas common stock (see "Equity and Other Investments in Affiliates" note); and in 1991: an exchange of certain operating assets (see "Dispositions of Other Operations" note); and the assumption of liabilities of $18 million in partial exchange for the acquisition of Creative Industries Group (see "Equity and Other Investments in Affiliates" note).

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Income taxes paid were $32 million in 1993 and $23 million in 1992. Income tax refunds of $8 million were received in 1991. Interest paid was $82 million, $91 million and $115 million in 1993, 1992 and 1991, respectively.

DISCONTINUED OPERATIONS:

     In late November, 1993, the Company adopted a formal plan to divest its Energy-related business segment, which consisted of seven business units. Accordingly, the consolidated statements of income and cash flows and related notes have been reclassified to present such Energy-related segment as discontinued operations. During 1993, two such business units were sold for approximately $93 million, including the sale of one business unit to the Company's equity affiliate, TriMas for $60 million cash. The expected loss from the planned disposition of the Company's Energy-related segment resulted in a fourth quarter 1993 pre-tax charge of approximately $41 million (approximately $22 million after-tax), including a provision for the businesses not yet sold and the deferral of a portion of the gain (approximately $6 million after-tax) related to the sale of the business to TriMas. The Company expects to sell the remaining business units in privately negotiated transactions in 1994.

     Selected financial information for discontinued operations is as follows as at December 31, 1993 and for the period up to the decision to discontinue in 1993 and for the years ended December 31, 1992 and 1991:

                                                                             (IN THOUSANDS)
                                                             1993        1992        1991
                                                           --------    --------    --------
        Net sales.......................................   $191,930    $201,520    $200,780
                                                           --------    --------    --------
                                                           --------    --------    --------
        Operating income................................   $  5,540    $  3,050    $  1,070
        Other income (expense)..........................       (480)       (960)        910
                                                           --------    --------    --------
        Pre-tax income..................................      5,060       2,090       1,980
        Income taxes....................................      2,430       2,700         600
                                                           --------    --------    --------
        Income (loss) from discontinued operations......   $  2,630    $   (610)   $  1,380
                                                           --------    --------    --------
                                                           --------    --------    --------

                                                              AT
                                                          DECEMBER 31,
                                                             1993
                                                           --------
        Receivables.....................................   $ 34,890
        Inventories.....................................     39,320
        Non-current assets..............................     40,690
        Current liabilities.............................    (14,550)
        Other, principally provision for disposition
          costs.........................................    (32,840)
                                                           --------
        Net assets of discontinued operations...........   $ 67,510
                                                           --------
                                                           --------

     The unusual relationship of income taxes to pre-tax income in 1992 results principally from foreign losses for which no tax benefit was recorded. Operating and pre-tax income include charges of $6 million in 1991, principally related to the discontinuance of product lines and the cost of restructuring several businesses.

DISPOSITIONS OF OTHER OPERATIONS:

     In separate transactions from late 1989 to early 1991, the Company divested itself of three subsidiaries and received consideration of approximately $160 million, of which $108 million was received in 1990. The remaining $52 million was received in 1991. In addition, in 1991 the Company disposed of certain equity affiliates, and exchanged operating assets aggregating approximately $27 million.

     These transactions, including the disposition of Masco Capital Corporation (see "Equity and Other Investments in Affiliates" note), resulted in an approximate $22 million pre-tax gain in 1991.

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

INVENTORIES:

                                                                          (IN THOUSANDS)
                                                                       AT DECEMBER 31
                                                                    --------------------
                                                                      1993        1992
                                                                    --------    --------
        Finished goods...........................................   $ 39,400    $ 80,220
        Work in process..........................................     38,240      49,970
        Raw material.............................................     62,400      92,090
                                                                    --------    --------
                                                                    $140,040    $222,280
                                                                    --------    --------
                                                                    --------    --------

EQUITY AND OTHER INVESTMENTS IN AFFILIATES:

     Equity and other investments in affiliates consist primarily of the following common stock interests in publicly traded affiliates:

                                                                          AT DECEMBER 31
                                                                       --------------------
                                                                       1993    1992    1991
                                                                       ----    ----    ----
        TriMas Corporation..........................................    43%     28%     41%
        Emco Limited................................................    43%     --      --
        Titan Wheel International, Inc. ............................    21%     47%     20%

     The carrying amount of investments in affiliates at December 31, 1993 and 1992 and quoted market values at December 31, 1993 for publicly traded affiliates (which may differ from the amounts that could have been realized upon disposition) are as follows:

                                                                            (IN THOUSANDS)
                                                            1993
                                                           QUOTED       1993        1992
                                                           MARKET     CARRYING    CARRYING
                                                           VALUE       AMOUNT      AMOUNT
                                                          --------    --------    --------
        Common stock:
          TriMas Corporation............................. $387,830    $ 40,550    $ 42,630
          Emco Limited...................................   65,190      50,470       --
          Titan Wheel International, Inc. ...............   37,580      15,500       4,130
                                                          --------    --------    --------
        Common stock holdings............................  490,600     106,520      46,760
                                                          --------    --------    --------
        Convertible debt:
          Emco Limited...................................   33,520      30,700       --
                                                          --------    --------    --------
        Convertible debt holdings........................   33,520      30,700       --
                                                          --------    --------    --------
        Investments in publicly traded affiliates........ $524,120     137,220      46,760
                                                          --------
                                                          --------
        Other non public affiliates......................               33,290      34,700
                                                                      --------    --------
               Total.....................................             $170,510    $ 81,460
                                                                      --------    --------
                                                                      --------    --------

     In 1988, the Company transferred several businesses to TriMas, a publicly traded, diversified manufacturer of commercial, industrial and consumer products. In exchange, the Company received $128 million principal amount of 14% Subordinated Debentures (which were subsequently redeemed resulting in prepayment premium income to the Company of $9 million in 1992 and $4 million in
1991), $70 million (liquidation value) of 10% Convertible Participating Preferred Stock and 9.3 million shares of TriMas common stock.

     During the second quarter of 1992, TriMas sold 9.2 million shares of newly issued common stock at $9.75 per share in a public offering, which reduced the Company's common equity ownership interest in TriMas to

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

28 percent from 41 percent. As a result, the Company recognized a pre-tax gain of $16.7 million from the change in the Company's common equity ownership interest in TriMas. In late 1993, the TriMas 10% Convertible Participating Preferred Stock held by the Company was converted at a conversion price of $9 per share into 7.8 million shares of TriMas common stock, increasing the Company's common equity ownership interest in TriMas to 43 percent.

     In 1993, the Company sold a business unit to TriMas for $60 million cash (see "Discontinued Operations" note).

     Included in notes receivable are approximately $10.7 million of notes which resulted from the sale by the Company of one million shares of its TriMas common stock holdings to members of the Company's executive management group in mid-1989. The notes have an effective interest rate of nine percent, payable at maturity in mid-1994. Ownership and resale of certain of such shares is restricted and subject to the continuing employment of these executives.

     TriMas' Board of Directors declared a 100 percent stock distribution (one additional share for every share held) to its shareholders effective July 19, 1993. TriMas share amounts and per share prices have been restated to reflect this distribution.

     The Company's holdings in Emco Limited ("Emco") were acquired from Masco Corporation in 1993 (see "Shareholders' Equity" note). Emco is a major, publicly traded, Canadian based manufacturer and distributor of building and other industrial products with annual sales of approximately $800 million.

     At December 31, 1992, the Company had an approximate 47 percent common equity ownership interest in Titan Wheel International, Inc. ("Titan"), a manufacturer of wheels and other products for agricultural, construction and other off-highway equipment markets. In May, 1993, Titan completed an initial public offering of three million shares of common stock at $15 per share (including 292,000 shares held by the Company), reducing the Company's common equity ownership interest in Titan to 24 percent. The Company's ownership interest was further reduced in late 1993 to 21 percent as a result of the issuance of additional common shares by Titan in connection with an acquisition by Titan. These transactions resulted in 1993 gains aggregating approximately $12.8 million pre-tax (principally in the second quarter) as a result of the sale of shares held by the Company and from the change in the Company's common equity ownership interest in Titan.

     During the second quarter of 1991, the Company acquired the remaining 50 percent equity ownership interest of Creative Industries Group, which had sales in 1990 of approximately $150 million.

     In 1991, Masco Capital Corporation ("Masco Capital") sold its principal asset and used the proceeds to repay its outstanding bank borrowings and to make loan repayments and distributions to its shareholders, whereby the Company received approximately $65 million (including repayment of $44 million advanced during 1991). In addition, the Company subsequently sold its 50 percent equity ownership interest in Masco Capital to the other shareholder, Masco Corporation, for approximately $50 million (which resulted in a pre-tax gain of approximately $5 million) and contingent amounts based on the future value of certain assets held by Masco Capital.

     In addition to its equity and other investments in publicly traded affiliates, the Company retains interests in privately held manufacturers of automotive components, including the Company's 50 percent common equity ownership interests in Autostyle, Inc., a manufacturer of reaction injection molded automotive components, and Elbi-Hi Ram, Inc., a manufacturer of electrical and electronic automotive components.

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Approximate combined condensed financial data of the Company's equity affiliates (including Emco after date of investment, Creative Industries Group through date of acquisition (second quarter 1991) and Masco Capital through date of disposition) are as follows:

                                                                          (IN THOUSANDS)
                                                                      AT DECEMBER 31
                                                                  ----------------------
                                                                    1993         1992
                                                                  ---------    ---------
        Current assets.........................................   $ 657,680    $ 261,730
        Current liabilities....................................    (222,580)    (128,300)
                                                                  ---------    ---------
        Working capital........................................     435,100      133,430
        Property and equipment, net............................     349,740      214,760
        Excess of cost over net assets of acquired companies...     170,760      113,660
        Other assets...........................................      69,540       33,210
        Long-term debt.........................................    (628,520)    (271,220)
        Deferred income taxes and other long-term
          liabilities..........................................     (34,950)     (24,900)
                                                                  ---------    ---------
        Shareholders' equity...................................   $ 361,670    $ 198,940
                                                                  ---------    ---------
                                                                  ---------    ---------

                                                          FOR THE YEARS ENDED DECEMBER 31
                                                         ----------------------------------
                                                            1993         1992        1991
                                                         ----------    --------    --------
        Net sales.....................................   $1,412,620    $655,120    $684,990
                                                         ----------    --------    --------
                                                         ----------    --------    --------
        Operating profit..............................   $  119,780    $ 77,860    $ 82,000
                                                         ----------    --------    --------
                                                         ----------    --------    --------
        Net income before preferred stock dividends...   $   57,280    $ 30,200    $ 24,300
                                                         ----------    --------    --------
                                                         ----------    --------    --------

     Equity and interest income from affiliates consists of the following:

                                                                             (IN THOUSANDS)
                                                          FOR THE YEARS ENDED DECEMBER 31
                                                         ----------------------------------
                                                            1993         1992        1991
                                                         ----------    --------    --------
        The Company's equity in affiliates' earnings
          available for common shareholders...........   $   12,890    $  5,250    $  4,470
        Dividends on TriMas preferred stock...........        5,250       7,000       7,000
        Interest income...............................        2,860       3,500      17,920
                                                         ----------    --------    --------
        Equity and interest income from affiliates....   $   21,000    $ 15,750    $ 29,390
                                                         ----------    --------    --------
                                                         ----------    --------    --------

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

PROPERTY AND EQUIPMENT, NET:

                                                                           (IN THOUSANDS)
                                                                       AT DECEMBER 31
                                                                    ---------------------
                                                                      1993        1992
                                                                    --------    --------
        Cost:
          Land and land improvements.............................   $ 33,720    $ 39,740
          Buildings..............................................    158,750     182,460
          Machinery and equipment................................    605,600     669,800
                                                                    --------    --------
                                                                     798,070     892,000
        Less accumulated depreciation............................    307,880     354,580
                                                                    --------    --------
                                                                    $490,190    $537,420
                                                                    --------    --------
                                                                    --------    --------

     Depreciation expense totalled $48 million, $46 million and $47 million in 1993, 1992 and 1991, respectively. These amounts include depreciation expense of approximately $8 million in each year related to discontinued operations.

ACCRUED LIABILITIES:

                                                                           (IN THOUSANDS)
                                                                       AT DECEMBER 31
                                                                    ---------------------
                                                                      1993        1992
                                                                    --------    --------
        Salaries, wages and commissions..........................   $ 22,970    $ 23,800
        Income taxes.............................................      5,930       5,370
        Interest.................................................     20,420      20,760
        Insurance................................................     11,010      12,150
        Property, payroll and other taxes........................      9,360      10,340
        Other....................................................     33,570      45,010
                                                                    --------    --------
                                                                    $103,260    $117,430
                                                                    --------    --------
                                                                    --------    --------

LONG-TERM DEBT:

                                                                            (IN THOUSANDS)
                                                                       AT DECEMBER 31
                                                                   ----------------------
                                                                     1993         1992
                                                                   --------    ----------
        Held by Masco Corporation:
          6% Convertible Subordinated Debentures, due 2011......      --       $  130,000
        Held by Banks and Others:
          Bank revolving credit agreement, due 1997.............   $295,000       410,000
          10% Senior Subordinated Notes, due
             March, 1995 (noncallable)..........................    233,150       233,150
          10 1/4% Senior Subordinated Notes, due 1997...........    250,000       250,000
          6% Convertible Subordinated Debentures, due 2011......      --           56,890
          Bank term loan, due 1996..............................      --           31,090
          Other.................................................     13,040        18,690
                                                                   --------    ----------
                                                                    791,190     1,129,820
        Less current portion of long-term debt..................      2,830        64,430
                                                                   --------    ----------
        Long-term debt..........................................   $788,360    $1,065,390
                                                                   --------    ----------
                                                                   --------    ----------

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In 1993, the Company entered into a new $675 million revolving credit agreement with a group of banks, replacing its prior bank credit agreement (which had consisted of a revolving credit facility and a bank term loan at December 31, 1992). Amounts outstanding under the revolving credit agreement are due in January, 1997; however, under certain circumstances, the due date may be extended to July, 1998. The interest rates applicable to the revolving credit agreement are principally at alternative floating rates provided for in the agreement (approximately four percent at December 31, 1993).

     The revolving credit agreement requires the maintenance of a specified level of shareholders' equity, with limitations on the ratio of senior debt to earnings, long-term debt (at December 31, 1993 additional borrowing capacity of approximately $380 million was available under this agreement), intangible assets and the acquisition of Company Capital Stock. Under the most restrictive of these provisions, $120 million of retained earnings was available at December 31, 1993 for the payment of cash dividends and the acquisition of Company Capital Stock.

     The 6% Convertible Subordinated Debentures were converted into Company Common Stock in late 1993 (see "Shareholders' Equity" note).

     The senior subordinated notes contain limitations on the payment of cash dividends and the acquisition of Company Capital Stock. In late 1993, the Company called for redemption, on February 1, 1994, the $250 million of 10 1/4% Senior Subordinated Notes. During 1992, the Company repurchased, in open-market transactions, approximately $67 million of its 10% Senior Subordinated Notes at prices approximating face value.

     In early 1994, the Company issued, in a public offering, $345 million of 4 1/2% Convertible Subordinated Debentures due December 15, 2003. These debentures are convertible into Company Common Stock at $31 per share. The net proceeds were used to redeem the $250 million of 10 1/4% Subordinated Notes (called in late 1993 for redemption on February 1, 1994) and to reduce other indebtedness. In the fourth quarter of 1993, the Company recognized a $5.8 million pre-tax extraordinary charge ($3.7 million after-tax) related to the call premium (1.25%) and unamortized prepaid debenture expense associated with the call for early extinguishment of the $250 million of 10 1/4% Subordinated Notes. The 10 1/4% Subordinated Notes are classified as non-current as the Company had the intent and the ability to maintain these borrowings on a long-term basis (due to the issuance of the 4 1/2% Convertible Subordinated Debentures). The maturities of long-term debt during the next five years are as follows (in millions): 1994 -- $3; 1995 -- $234; 1996 -- $1; 1997 -- $303; and
1998 -- $0.

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

SHAREHOLDERS' EQUITY:

                                                                                              (IN THOUSANDS)
                                                                                   CUMULATIVE
                                  PREFERRED     COMMON     PAID-IN     RETAINED    TRANSLATION  SHAREHOLDERS'
                                    STOCK       STOCK      CAPITAL     EARNINGS    ADJUSTMENTS     EQUITY
                                  ---------    --------    --------    --------    -----------  ------------
Balance, January 1, 1991.......    $    780    $ 59,450    $ 83,800    $192,100        $19,880   $   356,010
  Net (loss)...................      --           --          --         (8,970)         --           (8,970)
  Preferred stock dividends....      --           --          --         (9,600)         --           (9,600)
  Adjustment related to sale of
     foreign operations........      --           --          --          --            (5,130)       (5,130)
  Translation adjustments,
     net.......................      --           --          --          --            (5,620)       (5,620)
                                  ---------    --------    --------    --------     ----------  ------------
Balance, December 31, 1991.....         780      59,450      83,800     173,530          9,130       326,690
  Net income...................      --           --          --         38,430           --          38,430
  Preferred stock dividends....      --           --          --         (9,300)          --          (9,300)
  Translation adjustments,
     net.......................      --           --          --          --            (3,080)       (3,080)
  Exercise of stock options....      --              70         590       --              --             660
                                  ---------    --------    --------    --------     ----------  ------------
Balance, December 31, 1992.....         780      59,520      84,390     202,660          6,050       353,400
  Net income...................      --           --          --         47,600           --          47,600
  Preferred stock dividends....      --           --          --        (14,930)          --         (14,930)
  Common stock dividends.......      --           --          --         (3,210)          --          (3,210)
  Retirement of 12%
     Preferred.................        (780)      --        (76,720)      --              --         (77,500)
  Issuance of 10% Preferred....       1,000       --         99,000       --              --         100,000
  Issuance of warrants.........      --           --         70,800       --              --          70,800
  Issuance of DECS.............      10,800       --        198,720       --              --         209,520
  Retirement of common stock...      --         (10,000)    (90,000)      --              --        (100,000)
  Retirement of 10%
     Preferred.................      (1,000)      --        (99,000)      --              --        (100,000)
  Conversion of convertible
     debentures................      --          10,370     174,120       --              --         184,490
  Translation adjustments,
     net.......................      --           --          --          --            (9,140)       (9,140)
  Exercise of stock options....      --             620       5,980       --              --           6,600
                                  ---------    --------    --------    --------     ----------  ------------
Balance, December 31, 1993.....    $ 10,800    $ 60,510    $367,290    $232,120        $(3,090)  $   667,630
                                  ---------    --------    --------    --------     ----------  ------------
                                  ---------    --------    --------    --------     ----------  ------------

     On March 31, 1993, the Company acquired from Masco Corporation 10 million shares of Company Common Stock, recorded at $100 million, $77.5 million of the Company's previously outstanding 12% Exchangeable Preferred Stock, and Masco Corporation's holdings of Emco Limited common stock and convertible debentures, recorded at $80.8 million. In exchange, Masco Corporation received $100 million (liquidation value) of the Company's 10% Exchangeable Preferred Stock, seven-year warrants to purchase 10 million shares of Company Common Stock at $13 per share, recorded at $70.8 million, and $87.5 million in cash. The transferable warrants are not exercisable by Masco Corporation if an exercise would increase Masco Corporation's common equity ownership interest in the Company above 35 percent. The cash portion of this transaction is included in the accompanying statement of cash flows as cash used for investing activities of $87.5 million. As part of this transaction, as modified in late 1993, Masco Corporation agreed to purchase from the Company, at the Company's option through March, 1997, up to $200 million of subordinated debentures. In late 1993, the Company redeemed the 10% Exchangeable Preferred Stock for its $100 million liquidation value.

     In July, 1993, the Company issued 10.8 million shares of 6% Dividend Enhanced Convertible Stock (DECS) at $20 per share ($216 million aggregate liquidation amount) in a public offering (classified as

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Convertible Preferred Stock). The net proceeds from this issuance were used to reduce the Company's indebtedness. On July 1, 1997, each of the then outstanding shares of the DECS will convert into one share of Company Common Stock, if not previously redeemed by the Company or converted at the option of the holder, in both cases for Company Common Stock.

     Each share of the DECS is convertible at the option of the holder anytime prior to July 1, 1997 into .806 of a share of Company Common Stock, equivalent to a conversion price of $24.81 per share of Company Common Stock. Dividends are cumulative and each share of the DECS has 4/5 of a vote, voting together as one class with holders of Company Common Stock.

     Beginning July 1, 1996, the Company, at its option, may redeem the DECS at a call price payable in shares of Company Common Stock principally determined by a formula based on the then current market price of Company Common Stock. Redemption by the Company, as a practical matter, will generally not result in a call price that exceeds one share of Company Common Stock or is less than .806 of a share of Company Common Stock (resulting from the holder's conversion option).

     The Company's 6% Convertible Subordinated Debentures were called for redemption in late 1993. Substantially all holders, including Masco Corporation, exercised their right to convert these debentures into Company Common Stock (at a conversion price of $18 per share), resulting in the issuance of approximately
10.4 million shares of Company Common Stock.

     The Company's consideration for a 1987 acquisition included two million shares of Company Common Stock which were subject to a stock value guarantee agreement. During the second quarter of 1993, the Company's stock value guarantee obligation was settled, resulting in no material financial impact to the Company.

     The Company commenced paying cash dividends on its Common Stock in August, 1993 and declared three and paid two quarterly dividends in 1993, each in the amount of $.02 per common share.

STOCK OPTIONS AND AWARDS:

     For the three years ended December 31, 1993, stock option data pertaining to stock option plans for key employees of the Company and affiliated companies are as follows:

                                                                           (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                                                            1993            1992            1991
                                                                           ------         -------          ------
Options outstanding, January 1.................................             4,540           3,770           2,220
Options granted................................................                30             900           1,730
     Option price per share....................................            $13-26   $6 1/8-10 3/4          $4 1/2
Options cancelled..............................................            --                  60             180
     Option price per share....................................            --              $4 1/2    $4 1/2-9 1/8
Options exercised..............................................               760              70         --
     Option price per share....................................      $4 1/2-9 1/8          $9 1/8         --
                                                                     ------------   -------------    ------------
Options outstanding, December 31...............................             3,810           4,540           3,770
                                                                           ------         -------          ------
                                                                           ------         -------          ------
Options exercisable, December 31...............................               680             880             740
                                                                           ------         -------          ------
                                                                           ------         -------          ------

     As of December 31, 1993, options have been granted and are outstanding with exercise prices ranging from $4 1/2 to $26 per share, the fair market value at the dates of grant.

     Pursuant to restricted stock incentive plans, the Company granted long-term incentive awards, net, for 202,000, 251,000 and 675,000 shares of Company Common Stock during 1993, 1992 and 1991, respectively, to key employees of the Company and affiliated companies. The unamortized costs of incentive awards,

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

aggregating approximately $20 million at December 31, 1993, are being amortized over the ten-year vesting periods.

     At December 31, 1993 and 1992, a combined total of 5,631,000 and 5,759,000 shares, respectively, of Company Common Stock were available for the granting of options and incentive awards under the above plans.

EMPLOYEE BENEFIT PLANS:

     Pension and Profit-Sharing Benefits. The Company sponsors defined-benefit pension plans for most of its employees. In addition, substantially all salaried employees participate in noncontributory profit-sharing plans, to which payments are approved annually by the Directors. Aggregate charges to income under these plans were $10.9 million in 1993, $10.3 million in 1992 and $8.3 million in 1991, including approximately $.9 million in each year related to discontinued operations.

     Net periodic pension cost for the Company's defined-benefit pension plans includes the following components for the three years ended December 31, 1993:

                                                                             (IN THOUSANDS)
                                                               1993       1992       1991
                                                              -------    -------    -------
        Service cost -- benefits earned during the year....   $ 4,110    $ 4,150    $ 4,140
        Interest cost on projected benefit obligations.....     5,540      5,090      4,590
        Actual return on assets............................    (7,730)    (3,820)    (5,450)
        Net amortization and deferral......................     1,600     (1,800)       430
                                                              -------    -------    -------
        Net periodic pension cost..........................   $ 3,520    $ 3,620    $ 3,710
                                                              -------    -------    -------
                                                              -------    -------    -------

     Major assumptions used in accounting for the Company's defined-benefit pension plans are as follows:

                                                                1993      1992      1991
                                                                -----    ------    ------
        Discount rate for obligations........................    7.0%     8.25%     8.25%
        Rate of increase in compensation levels..............    5.0%      6.0%      6.0%
        Expected long-term rate of return on plan assets.....   13.0%     13.0%     13.0%

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The funded status of the Company's defined-benefit pension plans at December 31, 1993 and 1992 is as follows:

                                                                                            (IN THOUSANDS)
                                                             1993                          1992
                                                  --------------------------    --------------------------
                                                    ASSETS       ACCUMULATED      ASSETS       ACCUMULATED
                                                    EXCEED        BENEFITS        EXCEED        BENEFITS
                                                  ACCUMULATED      EXCEED       ACCUMULATED      EXCEED
        RECONCILIATION OF FUNDED STATUS            BENEFITS        ASSETS        BENEFITS        ASSETS
- -----------------------------------------------   -----------    -----------    -----------    -----------
Actuarial present value of benefit obligations:
     Vested benefit obligation.................       $23,040      $  34,280        $20,780        $24,160
                                                  -----------    -----------    -----------    -----------
                                                  -----------    -----------    -----------    -----------
     Accumulated benefit obligation............       $24,450      $  38,650        $22,120        $31,200
                                                  -----------    -----------    -----------    -----------
                                                  -----------    -----------    -----------    -----------
     Projected benefit obligation..............       $35,270      $  39,920        $32,020        $33,030
Assets at fair value...........................        29,550         26,560         27,530         23,570
                                                  -----------    -----------    -----------    -----------
     Projected benefit obligation in excess of
       plan assets.............................        (5,720)       (13,360)        (4,490)        (9,460)
Reconciling items:
     Unrecognized net loss.....................         7,140          8,810          5,920          5,140
     Unrecognized prior service cost...........           460          3,250          1,240          3,400
     Unrecognized net (asset) obligation at
       transition..............................        (1,340)          (160)        (1,940)            70
     Adjustment required to recognize minimum
       liability...............................        --            (10,840)        --             (6,900)
                                                  -----------    -----------    -----------    -----------
     (Accrued) prepaid pension cost............       $   540      $ (12,300)       $   730        $(7,750)
                                                  -----------    -----------    -----------    -----------
                                                  -----------    -----------    -----------    -----------

     Postretirement Benefits. The Company provides postretirement medical and life insurance benefits for certain of its active and retired employees.

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106") for its postretirement benefit plans. This statement requires the accrual method of accounting for postretirement health care and life insurance based on actuarially determined costs to be recognized over the period from the date of hire to the full eligibility date of employees who are expected to qualify for such benefits. In conjunction with the adoption of SFAS 106, the Company elected to recognize the transition obligation on a prospective basis and accordingly, the net transition obligation is being amortized over 20 years. Net periodic postretirement benefit cost includes the following components for the year ended December 31, 1993:

                                                                         (IN THOUSANDS)
                                                                                  1993
                                                                                -------
    Service cost..........................................................       $  300
    Interest cost.........................................................        1,900
    Net amortization......................................................        1,200
                                                                                -------
    Net periodic postretirement benefit cost..............................       $3,400
                                                                                -------
                                                                                -------

     The incremental cost in 1993 of accounting for postretirement health care and life insurance benefits under SFAS 106 amounted to approximately $1.7 million.

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Postretirement benefit obligations, none of which are funded, are summarized as follows for the year ended December 31, 1993:

                                                                               (IN THOUSANDS)
                                                                                   1993
                                                                                ------------
    Accumulated postretirement benefit obligations:
      Retirees...............................................................    $ 19,400
      Fully eligible active plan participants................................       1,400
      Other active participants..............................................       6,400
                                                                                 --------
    Total accumulated postretirement benefit obligation......................      27,200
      Unrecognized net loss..................................................      (2,900)
      Unamortized transition obligation......................................     (22,500)
                                                                                 --------
    Accrued postretirement benefits..........................................    $  1,800
                                                                                 --------
                                                                                 --------

     The discount rate used in determining the accumulated postretirement benefit obligation was seven percent. The assumed health care cost trend rate in 1993 was 12 percent, decreasing to an ultimate rate in the year 2000 of seven percent. If the assumed medical cost trend rates were increased by one percent, the accumulated postretirement benefit obligation would increase by $2.6 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost would increase by $.2 million.

SEGMENT INFORMATION:

     The Company's business segments involve the production and sale of the following:

          Transportation-Related Products:

               Precision products, generally produced using advanced metalworking technologies with significant proprietary content, and aftermarket products for the transportation industry.

          Specialty Products:

               Architectural -- Doors, windows, security grilles and office panels and partitions for commercial and residential markets.

               Other -- Products manufactured principally for the defense industry.

     Amounts related to the Company's Energy-related segment have been presented as discontinued operations.

     Corporate assets consist primarily of cash and cash investments, equity and other investments in affiliates and notes receivable.

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                                                                    (IN THOUSANDS)
                                                                                                        ASSETS EMPLOYED
                                       NET SALES                    OPERATING PROFIT (B)                 AT DECEMBER 31
                           ----------------------------------   ----------------------------   ----------------------------------
                              1993        1992        1991        1993      1992      1991        1993        1992        1991
                           ----------  ----------  ----------   --------  --------  --------   ----------  ----------  ----------
The Company's operations
  by industry segment are:
Transportation-Related
  Products (A)............ $1,195,000  $1,058,000  $  874,000   $160,000  $124,000  $ 74,000   $  883,000  $  851,000  $  808,000
Specialty Products:
  Architectural...........    289,000     291,000     273,000     (4,000)    2,000   (16,000)     313,000     321,000     322,000
  Other...................     99,000     106,000     119,000      5,000     3,000     1,000      104,000     109,000     114,000
                           ----------  ----------  ----------   --------  --------  --------   ----------  ----------  ----------
        Total............. $1,583,000  $1,455,000  $1,266,000    161,000   129,000    59,000    1,300,000   1,281,000   1,244,000
                           ----------  ----------  ----------
                           ----------  ----------  ----------
Other expense, net........                                       (25,000)  (44,000)  (56,000)
General corporate
  expense.................                                       (15,000)  (17,000)  (15,000)
                                                                --------  --------  --------
Income (loss) from
  continuing operations
  before income taxes
  (credit) and
  extraordinary loss......                                      $121,000  $ 68,000  $(12,000)
                                                                --------  --------  --------
                                                                --------  --------  --------
Corporate assets..........                                                                        422,000     318,000     449,000
Discontinued operations...                                                                         68,000     208,000     210,000
                                                                                               ----------  ----------  ----------
        Total assets......                                                                     $1,790,000  $1,807,000  $1,903,000
                                                                                               ----------  ----------  ----------
                                                                                               ----------  ----------  ----------

                                                                PROPERTY ADDITIONS          DEPRECIATION AND AMORTIZATION
                                                           ----------------------------   ----------------------------------
                                                             1993      1992      1991        1993        1992        1991
                                                           --------  --------  --------   ----------  ----------  ----------
The Company's operations by industry segment are:
Transportation-Related Products..........................   $52,000   $47,000   $37,000      $42,000     $42,000     $41,000
Specialty Products:
  Architectural..........................................     5,000     8,000     8,000       12,000      13,000      12,000
  Other..................................................     3,000     5,000     4,000        6,000       5,000       6,000
                                                           --------  --------  --------   ----------  ----------  ----------
        Total............................................   $60,000   $60,000   $49,000      $60,000     $60,000     $59,000
                                                           --------  --------  --------   ----------  ----------  ----------
                                                           --------  --------  --------   ----------  ----------  ----------

- ---------------
(A) Included within this segment are sales to one customer of $324 million, $268 million and $217 million in 1993, 1992 and 1991, respectively; sales to another customer of $222 million, $216 million and $201 million in 1993, 1992 and 1991, respectively; and sales to a third customer of $186 million, $184 million and $126 million in 1993, 1992 and 1991, respectively.

(B) Included in 1991 operating profit (principally Transportation-Related Products and Architectural Products) are charges of $27 million to reflect the expenses related to the discontinuance of product lines, and the costs of restructuring several businesses. Other expense, net in 1992 and 1991, includes approximately $15 million and $14 million, respectively, to reflect disposition costs related to idle facilities and other long-term assets.

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

OTHER INCOME (EXPENSE), NET:

                                                                              (IN THOUSANDS)
                                                              1993       1992        1991
                                                             -------    -------    --------
        Other, net:
          Gains from sales of marketable securities
             (including the effect of valuation
             allowances)..................................   $11,550    $ 4,020    $ 12,010
          Interest income.................................     9,570      9,260       7,890
          Dividend income.................................     3,150      1,750       1,910
          Other, net......................................     2,060     (5,080)    (16,280)
                                                             -------    -------    --------
                                                             $26,330    $ 9,950    $  5,530
                                                             -------    -------    --------
                                                             -------    -------    --------

     Gains realized from sales of marketable securities are determined on a specific identification basis at the time of sale.

INCOME TAXES:

                                                                              (IN THOUSANDS)
                                                             1993        1992        1991
                                                           --------    --------    --------
        Income (loss) from continuing operations before
          income taxes (credit) and extraordinary loss:
          Domestic......................................   $105,470    $ 57,880    $(34,780)
          Foreign.......................................     15,710      10,370      22,310
                                                           --------    --------    --------
                                                           $121,180    $ 68,250    $(12,470)
                                                           --------    --------    --------
                                                           --------    --------    --------
        Provision for income taxes:
          Federal, current..............................   $ 17,940    $ 12,750    $(19,410)
          State and local...............................      8,350       5,170       4,560
          Foreign.......................................      8,410       8,160       9,460
          Deferred, principally federal.................     15,590       3,130       3,270
                                                           --------    --------    --------
          Income taxes (credit) on income (loss) from
             continuing operations before income taxes
             (credit) and extraordinary loss............   $ 50,290    $ 29,210    $ (2,120)
                                                           --------    --------    --------
                                                           --------    --------    --------

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The components of the net deferred taxes as at December 31, 1993 were as follows:

                                                                         (IN THOUSANDS)
                                                                                1993
                                                                              --------
        Deferred tax assets:
          Charges for restructuring and other costs, net...................   $  7,450
          Inventory........................................................      8,430
          Other, principally deductions reported in different periods for
             financial reporting and tax purposes..........................     18,330
                                                                              --------
                                                                                34,210
                                                                              --------
        Deferred tax liabilities:
          Depreciation and amortization....................................     90,350
          Other, principally equity in undistributed earnings of
             affiliates....................................................     18,450
                                                                              --------
                                                                               108,800
                                                                              --------
          Net deferred tax liability.......................................   $ 74,590
                                                                              --------
                                                                              --------

     The following is a reconciliation of tax computed at the U.S. federal statutory rate to the provision for income taxes (credit) allocated to income
(loss) from continuing operations before income taxes (credit) and extraordinary loss:

                                                                             (IN THOUSANDS)
                                                               1993       1992       1991
                                                              -------    -------    -------
        U.S. federal statutory rate........................       35%        34%        34%
        Tax (credit) at U.S. federal statutory rate........   $42,410    $23,210    $(4,240)
        State and local taxes, net of federal tax
          benefit..........................................     5,430      3,390      3,030
        Higher effective foreign tax rate..................     2,910      4,670      1,870
        U.S. tax benefit relating to foreign operations....       (90)      (190)    (2,000)
        Dividends-received deduction.......................    (2,290)    (2,320)    (2,360)
        Amortization in excess of tax, net.................     3,820      4,780      4,210
        Other, net.........................................    (1,900)    (4,330)    (2,630)
                                                              -------    -------    -------
          Income taxes (credit) on income (loss) from
             continuing operations before income taxes
             (credit) and extraordinary loss...............   $50,290    $29,210    $(2,120)
                                                              -------    -------    -------
                                                              -------    -------    -------

     Provisions for deferred income taxes by temporary difference components for the years ended December 31, 1992 and 1991 were as follows:

                                                                          (IN THOUSANDS)
                                                                       1992       1991
                                                                      -------    -------
        Accelerated depreciation and amortization..................   $ 4,060    $   550
        Marketable securities valuation............................      (970)     4,660
        Charges for restructuring and other costs, net.............    (2,350)    (1,300)
        Deductions reported in different periods for financial
          reporting and tax purposes...............................        60     (5,770)
        Alternative minimum tax....................................       680      5,180
        Other, net.................................................     1,650        (50)
                                                                      -------    -------
                                                                      $ 3,130    $ 3,270
                                                                      -------    -------
                                                                      -------    -------

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS:

     In accordance with Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," the following methods were used to estimate the fair value of each class of financial instruments:

     Notes Receivable and Other Assets. Fair values of financial instruments included in notes receivable and other assets were estimated using various methods including quoted market prices and discounted future cash flows based on the incremental borrowing rates for similar types of investments. In addition, for variable-rate notes receivable that fluctuate with the prime rate, the carrying amounts approximate fair value.

     Long-Term Debt. The carrying amount of bank debt and certain other long-term debt instruments approximate fair value as the floating rates inherent in this debt reflect changes in overall market interest rates. The fair values of the Company's subordinated debt instruments are based on quoted market prices. The fair values of certain other debt instruments are estimated by discounting future cash flows based on the Company's incremental borrowing rate for similar types of debt instruments.

     The carrying amounts and fair values of the Company's financial instruments at December 31, 1993 and 1992 are as follows:

                                                                                (IN THOUSANDS)
                                                         1993                    1992
                                                 --------------------    --------------------
                                                 CARRYING      FAIR      CARRYING      FAIR
                                                  AMOUNT      VALUE       AMOUNT      VALUE
                                                 --------    --------    --------    --------
        Cash and cash investments.............   $ 83,200    $ 83,200    $ 76,000    $ 76,000
        Notes receivable and other assets.....   $ 72,650    $ 80,220    $ 60,150    $ 68,050
        Long-term debt:
          Bank debt...........................   $295,000    $295,000    $441,090    $441,090
          6% Convertible Subordinated               --          --       $186,890    $160,730
             Debentures.......................
          10% Senior Subordinated Notes.......   $233,150    $243,640    $233,150    $237,230
          10 1/4% Senior Subordinated Notes...   $250,000    $254,380    $250,000    $251,880
          Other long-term debt................   $  9,120    $  9,150    $ 10,780    $ 10,780

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

INTERIM AND OTHER SUPPLEMENTAL FINANCIAL DATA (UNAUDITED):

                                                             (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                                            FOR THE QUARTERS ENDED
                                          ----------------------------------------------------------
                                          DECEMBER 31ST    SEPTEMBER 30TH    JUNE 30TH    MARCH 31ST
                                          -------------    --------------    ---------    ----------
        1993:
        Net sales......................     $ 392,600         $373,680       $ 412,530     $404,070
        Gross profit...................     $  76,440         $ 78,600       $  85,610     $ 84,750
        Income from continuing
          operations before
          extraordinary loss:
          Income.......................     $  18,510         $ 15,000       $  21,310     $ 16,070
          Per common and common
             equivalent share:
             Primary...................          $.23             $.17            $.34         $.22
             Assuming full dilution....          $.22             $.17            $.31         $.22
        Net income (loss):
          Income (loss)................     $  (6,980)        $ 15,320       $  21,740     $ 17,520
          Income (loss) attributable to
             common stock..............     $ (11,660)        $  9,900       $  19,240     $ 15,190
          Per common and common
             equivalent share:
             Primary...................         $(.20)            $.18            $.35         $.25
             Assuming full dilution....         $(.15)            $.18            $.32         $.24
        Market price per common share:
          High.........................       $28 1/8          $22 5/8             $21      $17 1/4
          Low..........................       $18 3/4          $19 1/2         $15 3/4      $11 3/8
        1992:
        Net sales......................     $ 377,790         $358,240       $ 381,470     $337,820
        Gross profit...................     $  70,560         $ 76,320       $  79,340     $ 70,050
        Income from continuing
          operations:
          Income.......................     $   7,190         $ 10,300       $  13,510     $  8,040
          Per common and common
             equivalent share..........          $.08             $.13            $.18         $.10
        Net income:
          Income.......................     $   8,480         $  9,640       $  12,020     $  8,290
          Income attributable to common
             stock.....................     $   6,160         $  7,310       $   9,700     $  5,960
          Per common and common
             equivalent share..........          $.10             $.12            $.16         $.10
        Market price per common share:
          High.........................       $12 1/8          $13 5/8         $13 7/8          $11
          Low..........................        $8 3/8          $10 3/8          $8 5/8       $4 3/4

     Certain amounts presented above have been reclassified to present a segment of the Company's business as discontinued operations (see "Discontinued Operations" note).

     Results for the second quarters of 1993 and 1992 include pre-tax income of approximately $9 million and $25 million, respectively, as a result of gains associated with the sale of common stock through public offerings by equity affiliates and, in 1992, a prepayment premium related to the redemption of debentures held by the

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Company. This income was largely offset by costs and expenses related to cost reduction initiatives, the restructuring of certain operations and product lines, adjustments to the carrying value of certain long-term assets, and other costs and expenses.

     Results for the third quarter of 1993 were reduced by a charge of approximately $.04 per common share reflecting the recently increased 1993 federal corporate income tax rate.

     The fourth quarter of 1993 net income includes the effect of a $5.8 million pre-tax extraordinary charge ($3.7 million after-tax or $.06 per common share) related to the early extinguishment of subordinated debt (see "Long-Term Debt" note). The fourth quarter of 1993 net loss also includes an after-tax charge of approximately $22 million ($.38 per common share) related to the disposition of a segment of the Company's business (see "Discontinued Operations" note).

     The 1993 results include the benefit of approximately $11.5 million pre-tax income ($6.7 million after-tax or $.12 per common share), primarily in the third and fourth quarters, resulting from net gains from sales of marketable securities.

     The 1992 results include the benefit of approximately $4 million pre-tax income ($2 million after-tax or $.04 per common share), primarily in the fourth quarter, resulting from net gains from sales of marketable securities.

     The 1993 income (loss) per common share amounts for the quarters do not total to the full year amounts due to the changes in the number of common shares outstanding during the year and the dilutive effect of first, second and third quarter 1993 results.

     The calculation of earnings per common and common equivalent share for the fourth quarter of 1993 results in dilution for income from continuing operations, assuming full dilution. Therefore, the fully diluted earnings per share computation is used for all computations, even though the result is anti-dilutive for one of the per share amounts.

                                MASCOTECH, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

     The following supplemental unaudited financial data combine the Company with Masco Capital Corporation (through date of disposition) and TriMas and have been presented for analytical purposes. The Company had a common equity ownership interest in TriMas of approximately 43 percent at December 31, 1993 and 28 percent at December 31, 1992. The interests of the other common shareholders are reflected below as "Equity of other shareholders of TriMas." All significant intercompany transactions have been eliminated.

                                                                           (IN THOUSANDS)
                                                                     AT DECEMBER 31
                                                               --------------------------
                                                                  1993           1992
                                                               -----------    -----------
        Current assets......................................   $   770,810    $   813,570
        Current liabilities.................................      (252,810)      (334,790)
                                                               -----------    -----------
        Working capital.....................................       518,000        478,780
        Property and equipment, net.........................       652,420        682,310
        Excess of cost over net assets of acquired
          companies.........................................       526,260        591,330
        Other assets........................................       298,290        145,710
        Bank and other debt.................................    (1,027,250)    (1,243,880)
        Deferred income taxes and other long-term
          liabilities.......................................      (161,500)      (196,420)
        Equity of other shareholders of TriMas..............      (138,590)      (104,430)
                                                               -----------    -----------
        Equity of shareholders of MascoTech.................   $   667,630    $   353,400
                                                               -----------    -----------
                                                               -----------    -----------

                                                        FOR THE YEARS ENDED DECEMBER 31
                                                    ----------------------------------------
                                                       1993          1992           1991
                                                    ----------    -----------    -----------
        Net sales................................   $2,022,240    $ 1,841,570    $ 1,604,180
                                                    ----------    -----------    -----------
                                                    ----------    -----------    -----------
        Operating profit.........................   $  215,740    $   170,460    $    86,260
                                                    ----------    -----------    -----------
                                                    ----------    -----------    -----------
        Income (loss) from continuing operations
          before extraordinary loss..............   $   70,890    $    39,040    $   (10,350)
                                                    ----------    -----------    -----------
                                                    ----------    -----------    -----------

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

       (c)    Exhibits. The following Exhibits are filed herewith:

              23      Consent of Coopers & Lybrand.

                                   SIGNATURES


       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                            MASCOTECH, INC.


                                            By /s/ TIMOTHY WADHAMS
                                              Timothy Wadhams
                                              Vice President -
                                              Controller and Treasurer

Date:  March 1, 1994

                                EXHIBIT INDEX



Exhibit
   No.          Description
- ---------       ------------
23              Consent of Coopers & Lybrand